DATED                       OCTOBER 1, 1999
            ___________________________________________




                                AGREEMENT FOR THE
                                 ACQUISITION OF



                               BUYERSGUIDE LIMITED

                                       BY

                              TOWNPAGESNET.COM PLC



                           McFadden, Pilkington & Ward
                                   City Tower
                              40 Basinghall Street
                                London EC2 V 5DE
                               Tel: 0171 638 8788
                                Fax 0171 638 8799
                        E.mail: kstenning @compuserve.com

         CONTENTS

      CLAUSE                                                      PAGE

SCHEDULE 1

Vendors and their Holdings

SCHEDULE 2

Details of the Companies and their Subsidiaries

SCHEDULE 3

The Properties

SCHEDULE 4

Warranties

SCHEDULE 5

Vendor Protection

SCHEDULE 6

Deed of Indemnity

THIS AGREEMENT is made on 1st October 1999

BETWEEN:

1. THE SEVERAL PEOPLE WHOSE NAMES AND ADDRESSES ARE SET OUT IN SCHEDULE 1 (the "Vendors")

2. TOWNPAGES.NET.COM PLC of 11 Market Square, Alton, Hampshire, England GU34 1HD (the "Purchaser").

RECITALS

A. The Company is a private limited company incorporated in England under the Companies Act 1985. Further details relating to the Company are set out in
      Schedule 2.

B.    The Vendors are the registered holders of all of the Shares.

C. The Vendors are willing to sell the Shares to the Purchaser on the terms and subject to the conditions set out in this agreement free from Encumbrances.

D. The Vendors have made representations to the Purchaser in the terms of the Warranties to the intent that the Purchaser should rely on such Warranties in entering into this agreement.

THE PARTIES AGREE AS FOLLOWS:

1.    INTERPRETATION

1.1. The following provisions shall have effect for the interpretation of this agreement.

1.2. The following words, expressions and abbreviations shall, unless the context otherwise requires, have the following meanings:-

      "AFFILIATE"                   means, in respect of any body corporate, a
                                    body corporate which is its subsidiary or holding company, or a company which is a subsidiary of that holding company, and each such company.

       "ACTIVITIES"                 means any activities or operation or
                                    process carried out by the Company at
                                    the Properties;

       "AGREED FORM"                means the form agreed between the
                                    parties on or prior to the date of this
                                    agreement and initialled for the purposes of identification by their respective solicitors;

       "AUDITORS"                   means Ernst & Young of Apex Plaza
                                    Reading RG1 1YE

       "BUSINESS DAY"               means  a  day  (other  than  Saturday  or
                                    Sunday) on which banks generally are open for business in London;

       "CA"                         means the Companies Act 1985;

       "CAA 90"                     means the Capital Allowances Act 1990;

       "COMPLETION"                 means  the  completion  of the  sale  and
                                    purchase of the Shares in accordance with clause 5;

       "THE COMPANY"                means Buyers Guide  Limited a corporation
                                    organised and existing under the laws of England and Wales;

       "COMPLETION DATE"            means the date of this Agreement;

       "CONTINGENT CONSIDERATION"   means a sum  which  shall be equal to ten
                                    (10) times the amount, if any, by which (a) the Pre-tax Income for the twelve (12)
                                    consecutive months ending 31st March 2000 shall as shown by the management accounts of the Partnership for the period 1 April 1999 until 30 September 1999 after deducting in respect of the period 1 April 1999 until Completion the sum of (pound)52,614 and the Company's 2000 Fiscal Period Financial
                                    Statements for the period to 31 March 2000 exceed (b)(pound)250,000. Such Contingent
                                    Consideration shall be paid in the form of TownPages Shares, valued at the same per share price as the Fixed Consideration paid at Completion pursuant to clause 3.1.

       "CONTINGENT TOWNPAGES        means the number of  TownPages  Shares to
       SHARES"                      be  issued  by  the   Purchaser   to  the
                                    Vendors  in  payment  of  the  Contingent
                                    Consideration, as provided in clause 3.2;

       "DIRECTOR"                   means a  director  for the time  being of
                                    any Company

       "DISCLOSURE LETTER"          means a letter dated as of the date of this
                                    Agreement together with the attachments
                                    thereto addressed by the Vendors to the
                                    Purchaser disclosing exceptions to the
                                    Warranties;

       "DISTRIBUTION"               means  a   distribution   as  defined  by
                                    sections 209 to 211 (inclusive) of the ICTA and section 418 of the ICTA;

       "EARNOUT PERIOD"             means  the  period  from  the  Completion
                                    Date until 31st March 2000

       "ENCUMBRANCES"               means any mortgage, charge (whether fixed or
                                    floating), pledge, lien, security interest or other third party right or interest
                                    (legal or equitable) over or in respect of the relevant asset, security or right;

       "ENVIRONMENT"                means    any   and   all    organisations
                                    (including   without   limitation,    man
                                    ecosystems,  Properties  and the media of
                                    air  in  buildings,  natural  or  manmade
                                    structures,  below or above ground) water
                                    (as  defined  in  Section  104(1)  of the
                                    Water   Resources  Act  1991  and  within
                                    drains and sewers) and land (including under any water as described above and whether above or below surface);

       "ENVIRONMENTAL CONSENT"      means any consent, approval, permit,
                                    licence order, filing, authorisation,
                                    exemption, registration, permission,
                                    reporting or notice requirement and any
                                    related agreement required under any
                                    Environmental Law;

       "ENVIRONMENTAL LAWS"         means all international,  EU, national or
                                    local statutes, which for the avoidance of doubt shall include section 57 and schedule 22 of the Environment Act 1995 and the guidance and regulations adopted under those provisions, by-law, orders, regulations or other law, or subordinate legislation or common law, all orders, ordinances, decrees or regulatory codes of practice, circulars, guidance notes and equivalent controls concerning the protection of human health or which have as a purpose or effect the protection or prevention of harm to the Environment or health and safety which are binding in relation to the Properties and/or upon any Company in the relevant jurisdiction in which any Company has been or is operating on or before Completion;

       "2000 FISCAL PERIOD"         means the  fiscal  period of the  Company
                                    which  commenced 1 October  1999 and ends
                                    31 March 2000;

       "2000 FISCAL YEAR AUDIT"     means the audit  report of the  Company's
                                    Auditors  of  the  2000   Fiscal   Period
                                    Financial Statements;

       "2000 FISCAL PERIOD
       FINANCIAL STATEMENTS"        means  the  financial  statements  of the
                                    Company  as at 31 March  2000 and for the
                                    2000 Fiscal  Period  (including  therein,
                                    the statement of income,  balance  sheet,
                                    statement   of   Vendor'   equity,    (if
                                    appropriate)   and   statement   of  cash
                                    flows,  all  accompanied  by  appropriate
                                    footnotes  prepared  in  accordance  with
                                    GAAP);    which   2000   Fiscal    Period
                                    Financial Statements shall be audited and approved as to form and content by the Auditors.

       "GAAP" means generally accepted accounting principles, consistently applied, as shall be prevailing from time to time in the United States, as approved by the American Institute of Certified Public Accountants;

       "ICTA"                       means the  Income and  Corporation  Taxes
                                    Act 1988;

       "ITA" means the Inheritance Tax Act 1984 and any reference thereto shall include any enactment repealed or modified thereby as if section 275 of the ITA applied in like
                                    manner to this agreement;

       "INTELLECTUAL PROPERTY"      means  patents,   trade  marks,   service
                                    marks,      rights     (registered     or
                                    unregistered)     in     any     designs;
                                    applications  for  any of the  foregoing;
                                    trade  or   business   names;   copyright
                                    (including  rights in computer  software)
                                    and topography rights;  know-how;  secret
                                    formulae   and   processes;    lists   of
                                    suppliers   and   customers   and   other
                                    confidential  and  proprietary  knowledge
                                    and   information;    rights   protecting
                                    goodwill and reputation; database rights and rights under licences and consents in relation to such things and all right or forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world;

       "LAST ACCOUNTS DATE"         means 31 March 1999;

       "PARTNERSHIP"                means the business of an internet based
                                    directory for Councils and others carried on by the Vendors in partnership until 30th
                                    September 1999.

       "PERMITTED TRANSFEREE"       means, with respect to each Vendor, such
                                    Vendors' affiliates (as such term is
                                    defined in Rule 405 under the Securities
                                    Act, spouse and descendants (whether
                                    natural or adopted), any trust
                                    established solely for the  benefit of
                                    such Vendor and/or such Vendor's spouse
                                    and/or descendants, and any foundation
                                    established by a Vendor or to which such Vendor is a substantial contributor.

       "PLANNING ACTS"              means the Town and Country Planning Acts
                                    for the time being in force;

       "PRE-TAX INCOME"             means the net income of the Company  for
                                    the 2000 Fiscal Year, after deduction of all expenses and costs, including all operating expenses, interest, but before deduction and provision for taxes on income of the Company for such Fiscal
                                    Year, all as set forth in the 2000
                                    Fiscal Year Financial Statements;

       "PRINCIPAL                   ACCOUNTS" means the balance sheet as at the
                                    Last Accounts Date and profit and loss
                                    account for the year ended on the Last
                                    Accounts Date for the Partnership

       "PROPERTIES"                 means the leasehold Properties of the
                                    Company shortly described in Schedule 3;

       "PURCHASER'S SOLICITORS"     means McFadden Pilkington & Ward of City
                                    Tower, Level 4, 40 Basinghall Street,

                                    London, EC2V 5DE;

       "PURCHASER'S U.S. COUNSEL"   means Greenberg Traurig, 200 Park
                                    Avenue, New York, New York 10166, USA;

       "SHARES" means the entire issued share capital in each of the Company

       "TAXATION"                   means all forms of taxation including
                                    but without limitation:

                                    1.     any charge, tax duty or levy upon
                                           income, profits,chargeable gains or
                                           development value, land, any interest
                                           in land or in any other Properties,
                                           or documents or supplies or other
                                           transactions;

                                    2.     income tax, corporation tax,
                                           capital gains tax, inheritance
                                           tax, value added tax, stamp duty,
                                           stamp duty reserve tax, capital
                                           duty, customs and other import
                                           duties, national insurance
                                           contributions, general rates,
                                           water rates or other local rates;

                                    3.     any liability for sums equivalent to
                                           any such charge, tax, duty, levy or
                                           rates or for any related penalty,
                                           fine or interest;

       "TCGA" means the Taxation of Chargeable Gains Act 1992 and any reference thereto shall include any enactment repealed or modified thereby;

       "TOWNPAGES SHARES"           means ordinary share of 1p each in the
                                    capital of the Purchaser

       "VATA"                       means the Value Added Tax Act 1994;

       "VENDORS' SOLICITORS"        means Short Richardson & Forth of 4
                                    Mosley Street Newcastle Upon Tyne NE1
                                    1SR

       "WARRANTIES"                 means the representations and
                                    warranties, covenants and undertakings
                                    set out in Clause 5 and Schedule 4;

       "WARRANTY CLAIM"             means any claim made by the Purchaser
                                    for breach of any of the Warranties.

1.3. References to "FA" followed by a stated year means the Finance Act of that year.

1.4. References to the parties hereto include the respective successors in title to the whole of their respective undertakings and, in the case of individuals, to their respective estates and personal representatives.

1.5. References to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals. Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.6. References to statutes or statutory provisions include references to orders or regulations made thereunder and reference to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein)and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation.

1.7. Headings to clauses, paragraphs and descriptive notes in brackets relating to provisions of taxation statutes are for information only and shall not form part of the operative provisions of this agreement and shall be ignored in constituting the same.

1.8. References to recitals, clauses, Annexures, Schedules are to recitals to, clauses of, Annexures to and Schedules to this agreement. The recitals, Annexures and Schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the Recitals, Annexures and the Schedules.

2.    AGREEMENT FOR SALE

2.1. Subject to the terms and conditions of this agreement, the Vendors shall sell with full title guarantee and the Purchaser shall purchase the Shares free from all liens, charges and encumbrances and with all rights attaching to them, with effect from the date of this agreement.

3.    PURCHASE CONSIDERATION

3.1. Fixed Consideration. In consideration for the sale and transfer of all and not less than all of the Shares from the Vendors to the Purchaser, on the Completion Date the Purchaser shall pay to the Vendors an amount (the "Fixed Consideration") which shall be equal to two million five hundred thousand ((pound)2,500,000) pounds sterling (the "Fixed Consideration Value").

      Such Fixed Consideration shall be payable on Completion by the allotment and delivery to the Vendors (in such proportion among the two Vendors as they shall advise the Purchaser of certificates representing that aggregate number of TownPages Shares (the "Closing TownPages Shares") as shall be determined by DIVIDING (a) the Fixed Consideration Value, by (b) the average of the closing price per share of American Depositary Shares ("ADSs") of TownPages, as traded on the American Stock Exchange, Inc. on the five (5) Business Days immediately prior to the Completion Date, and as reported in the New York Times or the Wall Street Journal (the "Completion Date Closing Price"). The US$/(pound) Sterling conversion rate shall be as set out in clause 3.4.

3.2.  Contingent  Consideration.   In  addition  to  the  Fixed  Consideration
      payable under clause 3.1, not later than 90 days after the end of the 2000 Fiscal Year of the Company, the Purchaser (subject to the rights of set off created by clause 3.3.2) shall cause to be paid to the Vendors the Contingent Consideration. Such Contingent

      Consideration shall be payable by the allotment and delivery to the Vendor (in such proportion among the two Vendors as they shall advise the Purchaser in writing not less than ten Business Days prior to payment of the Contingent Consideration) of certificates representing that aggregate number of TownPages Shares (the "Contingent TownPages Shares") as shall be determined by DIVIDING (a) the Contingent Consideration, by (b) the Completion Date Closing Price.

      3.2.1 The Purchaser hereby undertakes with John Bowden, one of the Vendors that during the Earnout Period, unless the contrary may be approved, procured or effected by John Bowden:

            (a) the Purchaser shall not take or procure to be taken any action calculated or intended to frustrate or prevent the achieving of the best reasonably obtainable Net Income of the Company for the 2000 Fiscal Year; provided that, for the avoidance of doubt (i) during the Earnout Period, neither the Purchaser nor its affiliates shall charge management fees, salaries or other general and administrative overhead expenses to the Company, unless any such charges so imposed on the Company shall not be deducted as a Company expensed for the purposes of calculating the Net Income of the Company for the 2000 Fiscal Year Financial Statements, and (ii) nothing in this clause shall be taken as requiring the provision of funding by the Purchaser to the Company;

            (b) the business of the Company shall be conducted on a commercial basis and with a view to achieving realistic budgeted profits approved by the Board of the Company and without material change in the method and manner in which it has been conducted hitherto.

            (c) all records and books of account whether relating to the Contingent Consideration, its method of calculation or otherwise shall be unauthorised and made available for inspection at all times reasonably required by the Vendors.

      3.2.2 The Vendors agree that in the event that the Purchaser has issued a claim against the Vendors in relation to the Warranties at a time when a payment of Contingent Consideration would be required to be made to the Vendors under this clause, the Purchaser may until such claim is determined, settled or otherwise resolved, withhold an amount equal to the amount of such claim from such payment of Contingent Consideration and may set off any amount determined, settled or otherwise agreed or agreed to be owed to it in relation to such claim against any payment of Contingent Consideration.

3.3.  3.3.1 The Vendors acknowledge and agree that all TownPages Shares acquired and to be acquired by them have been and will be
            acquired for investment  purposes only and not with a view toward
            the  immediate   distribution  or  resale  thereof.  The Vendors
            further acknowledge that each of them is a sophisticated investor which has had an opportunity to review the Purchaser's prospectus dated April 30, 1999 and other publicly available information concerning the Purchaser and ask questions of members of the Purchaser's management concerning its business, financial condition and prospects, prior to making a decision to accept the TownPages Shares. The Vendors further acknowledge that each of them has been advised by the Purchaser and its United States legal counsel that neither the Closing TownPages Shares nor the Contingent TownPages Shares have been registered under the United States Securities Act of 1933, as amended (the "Securities Act"). Accordingly, such TownPages shares may not be sold, transferred, hypothecated or assigned (collectively, "Transferred") in the absence of a registration statement covering such TownPages Shares declared effective by the United States Securities and Exchange Commission ("SEC"), or an opinion of legal counsel reasonably acceptable to the Purchaser to the effect that an exemption from the registration requirement under the Securities Act shall exist. An appropriate legend to this effect may be placed on the certificates evidencing the TownPages Shares.

      3.3.2 The Purchaser covenants and agrees to use its best efforts to file with the SEC and cause to be declared effective by the SEC, a registration statement covering that number of Closing TownPages Shares as shall, based on the Fixed Consideration Value and the Completion Date Closing Price, have a market value of five hundred thousand ((pound)500,000) pounds sterling (the "Registered TownPages Shares"). In such connection, the Purchaser agrees to file such registration statement with the SEC not later than 30 days from the Completion Date and to use its best efforts diligently and promptly to respond to any comments received from the SEC in respect of such registration statement so as to cause such registration statement to be declared effective by the SEC by not later than 60 days from the initial filing of such registration statement with the SEC. The Purchaser shall indemnify, defend and hold harmless the Vendors from any liabilities or claims or legal expenses arising out of such registration statement, except as the same may relate solely to information furnished by the Vendors to the Purchaser for inclusion in such registration statement. Conversely the Vendors shall indemnify, defend and hold harmless the Purchaser in writing expressly for from any liabilities or claims or legal expenses arising out of such registration statement which are related solely to information furnished by the Vendors to the Purchaser in writing expressly for inclusion in such registration statement. The Purchaser shall bear all costs and expenses incident to the preparation, filing and completion of the registration statement.

      3.3.3 Within seven (7) Business Days following the effectiveness of the registration statement (irrespective of the period of time from the Completion Date to such effective date) and for a period which shall expire on a date which shall not be later than ninety (90) days from the Completion Date (the "Placement Period"), the Purchaser shall place all or portions of the Registered TownPages Shares through registered broker/dealers at retail or in block trades at the market prices then prevailing. All proceeds, net of customary selling commissions, shall be for the sole account of the Vendors, including, without limitation, all net proceeds received in excess of five hundred ((pound)500,000) pounds sterling, if any.

      3.3.4 If, for any reason, by the end of the Placement Period, the Purchaser has been unable to effect sales of all of the Registered TownPages Shares, the Vendors shall have the right to effect sales of such Registered TownPages Shares, to the fullest extent permitted by United States securities laws. In the event and to the extent that the net proceeds from sales of all Registered TownPages shares shall be less than five hundred ((pound)500,000) pounds sterling, the Purchaser shall pay to the Vendors in cash the difference between five hundred ((pound)500,000) pounds sterling and the aggregate net proceeds received by them from prior sales of all Registered TownPages Shares.

      3.3.5 The remaining Closing TownPages Shares not constituting Registered TownPages Shares and all Contingent TownPages Shares (collectively, the "Unregistered TownPages Shares"), shall not be registered under the Securities Act and may not be sold, transferred, hypothecated or assigned until a minimum period of 12 months shall have elapsed from the date(s) of issuance thereof. The Purchaser shall have no obligation to register such Unregistered TownPages Shares under the Securities Act.

      3.3.6 With a view to making available to the Vendors and their Permitted Transferees the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a holder of TownPages Shares to sell such securities to the public without registration, the Purchaser agrees to (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Purchaser is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (b) file with the SEC in a timely manner all reports and other documents required of the Purchase under the Securities Act and the Exchange Act; and (c) furnish to the Vendors and their Permitted Transferees, so long as such holder owns any

            TownPages Shares issued pursuant to this agreement, forthwith upon request (i) a written statement by the Purchaser that it has compiled with the reporting requirments of Rule 144, the Securities Act and the Exchange Act (at any time after one year from the date of this Agreement), (ii) a copy of the most recent annual or quarterly report of the Purchaser and such other reports and documents so filed by the Purchaser and (iii) such other information as may be reasonably requested in availing any such holder of any rule or regualtion of the SECwhich permits the selling of any such securities without registration or pursuant to such form.

      3.3.7 The provisions of this sub clause 3.3 shall apply fully and to the same effect in relation to the Contingent Consideration as they do to the Fixed Consideration in order to provide the Vendors with a second sum of (pound)500,000 in cash if so requested.

3.4. For the purposes of calculating the Fixed Consideration and the Contingent Consideration the US$/(pound) sterling conversion rate shall be the average of the middle market rate set out in the Financial Times London edition on the last Three Business days before the payment of the Fixed Consideration or the Contingent Consideration, as the case may be

3.5. The Purchaser represents and warrants that when issued, delivered in accordance with the terms of this clause 3 ,all TownPages Shares shall be duly authorised, validly issued, fully paid and non-assessable.

4.    COMPLETION

4.1. Completion shall take place at the offices of the Vendors' Solicitors on the Completion Date, when subject to clause 4.6 all the transactions mentioned in the following sub-clauses shall take place.

4.2.  The Vendors shall deliver to the Purchaser:-

      4.2.1 duly completed and signed transfers in favour of the Purchaser or as it may direct in respect of the Shares together with the relative share certificates;

      4.2.2 the resignation of the existing auditors of the Company confirming that they have no outstanding claims of any kind and containing a statement under CA s 394(1) that there are no such circumstances as are mentioned in that section;

      4.2.3 the statutory books of the Company complete and up to date and their certificate of incorporation and common seals;

      4.2.4 the leases relating to the Properties;

      4.2.5 written confirmation from the Vendors that there are no subsisting guarantees given by the Company in their favour or in favour of any person connected with them and that save as set out in such letter the Vendors will not be indebted or otherwise obligated to the Company or vice versa;

      4.2.6 the resignation of the Secretary of the Company;

      4.2.7 the entry into Service Agreements in the Agreed Form between the Company and each of the Vendors

      4.2.8 an agreement for lease.

4.3.  Board meetings of the Company shall be held at which:-

      4.3.1 the transfers referred to in clauses 4.2.1 or 4.2.2 (as the case may be) shall be approved (subject to stamping);

      4.3.2 the resignations referred to in clause 4.2.3 and 4.2.7 shall be submitted and accepted; and

      4.3.3 such persons as the Purchaser may nominate shall be appointed additional directors and as the Secretary.

4.4. Upon completion of the matters referred to in clauses 4.2 to 4.3 the Purchaser shall deliver to the Vendors' Solicitors certificates in respect of the Town Pages Shares to be allotted at Completion in respect of the part of the purchase consideration referred to in clause 3.1.

4.5. The Purchaser may in its absolute discretion waive any requirement contained in clauses 4.2 to 4.3, and shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with this agreement, but may instead rescind this agreement without prejudice to any other remedy it may have.

4.6. As soon as reasonably possible after Completion the parties shall use their respective best endeavours to procure that the Companies shall repay all sums owing to its directors and to the Vendors and persons connected with the Vendors and the directors and vice versa.

5.    WARRANTIES AND UNDERTAKINGS BY THE VENDORS

5.1. The Vendors jointly and severally represent and warrant to the Purchaser that:

      5.1.1 each of them has and will have full power and authority to enter into and perform this agreement, which constitute or when executed will constitute binding obligations on it or them in accordance with its terms;

      5.1.2 the Shares will at Completion constitute the whole of the issued and allotted share capital of each Company

      5.1.3 there are and at Completion will be no encumbrances on, over or affecting the Shares and there are and at Completion will be no agreements or arrangements to give or create any such Encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

      5.1.4 the Vendors will be entitled to transfer the full legal and beneficial ownership of the Shares to the Purchaser on the terms of this agreement without the consent of any third party;

      5.1.5 the information in Schedule 2 relating to the Company is true and accurate in all respects;

      5.1.6 save as set out in the Disclosure Letter or as disclosed in accordance with clause 5.4, the warranties set forth in Schedule 4 are true and accurate in all material respects at the date of this agreement;

      5.1.7 the contents of the Disclosure Letter and all of the accompanying documents are true and accurate in all material respects and fairly disclose every matter to which they relate; and

      5.1.8 On the 30th September 1999 the Company acquired all the assets of the Partnership

5.2. The Vendors jointly and severally undertake in relation to any Warranty which refers to knowledge, information or belief of the Vendors that they have made all reasonable enquiry into the subject matter of that Warranty.

5.3. Except where expressly stated otherwise, no clause contained in this agreement shall govern or limit the extent or application of any other clause.

5.4. The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, or failing to exercise or delaying the exercise of any right or remedy except a specific and duly authorised written or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

5.5. None of the information supplied by the Company or its professional advisers prior to the date of this agreement to the Vendors or their respective agents, representatives or advisors in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of the Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Company to the Vendors, and the Vendors waive any claim against the Company which they might otherwise have in respect of it.

5.6. The Purchaser acknowledges that it has not been induced to enter into this agreement by any representation or warranty other than the Warranties.

6.    RESTRICTIVE AGREEMENT

6.1. For the purpose of assuring to the Purchaser the full benefit of the businesses and goodwill of the Company, each of the Vendors undertakes by way of further consideration for the obligations of the Purchaser under this agreement as separate and independent agreements that neither of the Vendors, nor any person, firm or corporation controlled by any of them will not:-

      6.1.1 at any time after Completion disclose to any person, or themselves use for any purpose, and they shall use their best endeavours to prevent the publication or disclosure of, any information concerning the business, accounts or finances of the Company or any of its clients or customers transactions or affairs, which may or may have come to their knowledge;

      6.1.2 for a period of not less than three years after Completion for their own account or for the account or benefit of any other person directly or indirectly solicit, interfere with or endeavour to entice away from the Company any person who to their knowledge is now or has during the three years preceding the date of this agreement been a client, customer or employee of, or in the habit of dealing with the Company;

      6.1.3 for a period of not less than three years after Completion, without the Purchaser's prior written consent either alone or jointly with, or as manager, agent for or employee of any person, directly or indirectly carry on or be engaged or concerned or interested in the business of an internet based directory for Councils and others.

7.    GENERAL

7.1. No announcement of any kind shall be made in respect of the subject matter of this agreement unless specifically agreed between the parties or otherwise as is required by The American Stock Exchange, Inc.

7.2. This agreement shall be binding upon and inure for the benefit of the successors of the parties but shall not be assignable, save that the Purchaser may at any time assign all or any part of its rights and benefits under this agreement, including the Warranties and any cause of action arising under or in respect of any of them, to any transferee of the share capital of the Companies or any of them, or to any Affiliate of the Purchaser who may enforce them as if he had also been named in this agreement as the Purchaser. Notwithstanding the foregoing the provisions of clause 3.3 and the Town Pages Shares hereby allotted may be assigned by any Vendor to its Permitted Transferee(s).

7.3. Save when expressly otherwise provided, all expenses incurred by or on behalf of the parties, including all fees or agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement shall be borne solely by the party who incurred the liability and no Company shall have any liability in respect of them.

7.4. Time shall be of the essence of this agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may by agreement in writing between or on behalf of the Vendors and the Purchaser be substituted for them.

7.5. (A) Any notice or other communication required to be given under this agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in Sub-clause (B) and may be:

      (1) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

      (2) if within the United Kingdom, sent by first class prepaid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

      (3) sent by fax , in which case it shall be deemed to have been given when despatched ,subject to confirmation of uninterrupted by a transmission report, provide that any notice despatched by fax after 1700 hours (a the place where such fax is to be received) on any day shall be deemed to have been received at 0800 on the next Business Day

(B) The addresses and other details of the parties referred to in Sub-clause are subject to Sub-Clause (C):

      Name: John Bowden and Lucy Bowden c/o the Vendors' Solicitors For the attention of J Harrison

      Fax number  0191 233 0805

      Name: TownPagesNet.com.plc 11 Market Square, Alton, Hampshire Fax Number 01420 541322
      For the attention of the Managing Director
      With copy to the Purchaser's Solicitor

      Fax number 0171 638 8799
      Attention CJW Stenning

(C) Any party to this agreement may notify the other parties to its address or other details specified in Sub-clause (B), provided that such notification shall be effective only on the only on the date specified in such notice or five Business Days after the notice is given, whichever is the later, provided that such new address shall be in the United Kingdom.

7.6. This Agreement sets out the entire agreement and understanding between the parties with respect to the subject matter hereof. It is agreed that neither party has entered into this Agreement in reliance upon any representation, warrant or undertaking of any other party which is not expressly set out or referred to in this Agreement.

7.7. The obligations of the Vendors to the Purchaser shall be joint and several.

7.8. This agreement shall be governed by English law and the parties hereby agreed to submit to the exclusive jurisdiction of the English courts.

AS WITNESS the hands of the parties hereto or their duly authorised representative the day and year first before written.

                                   SCHEDULE 1

                           VENDORS' HOLDINGS OF SHARES

                               BUYERSGUIDE LIMITED

VENDORS NAME AND ADDRESS                NO OF ORDINARY SHARES OF(POUND)1 EACH

LUCY BOWDEN                                              50
26 REID PARK ROAD
JESMOND
NEWCASTLE UPON TYNE

JOHN JAMES BOWDEN                                        50
109 OSBORNE ROAD
JESMOND
NEWCASTLE UPON TYNE

                                   SCHEDULE 2

                             DETAILS OF THE COMPANY

                              BUYERS GUIDE LIMITED

REGISTERED OFFICE         2 OSBORNE TERRACE, NEWCASTLE UPON TYNE

DIRECTORS                 LUCY BOWDEN

                          JOHN JAMES BOWDEN

SECRETARY                 JOHN JAMES BOWDEN

NUMBER                    383 4517

The Company has no Subsidiaries

                                   SCHEDULE 3

                                 THE PROPERTIES

                  LEASEHOLD GRANTED TO BUYERS GUIDE LIMITED

DESCRIPTION                         TENURE           DATE OF EXPIRY OF LEASE

1st and 2nd Floors            Agreement for lease
2 Osborne Terrace
Jesmond
Newcastle upon Tyne
NE2 1NE

1st Floor                           License
25 York Place                                            Monthly offices
Leeds                                                    Quarterly carbay
West Yorkshire
LS1 2EY

                                   SCHEDULE 4

                                   WARRANTIES

1.    Constitution
2.    Accounts
3.    Business
4.    Directors and Employees
5.    Properties
6.    The Companies and their Bankers
7.    Accuracy of Information
8.    Tax
9.    Environment Matters
10.   Intellectual Properties
11.   Information Technology and Millennium Compliance
12.   Pensions

1.    CONSTITUTION

1.1.  MEMORANDUM AND ARTICLES

      The Memorandum and Articles of Association of the Company in the form of the copies attached to the Disclosure Letter supplied to the Purchaser are complete and accurate and have embodied therein or annexed thereto copies of all resolutions and agreements as are referred to in section 380 of the Companies Act 1985, and all amendments thereto (if any) were duly and properly made.

1.2.  REGISTER OF MEMBERS

      The Register of Members of the Company contains true and accurate records of the members from time to time of the Company and the Company has not been subject to any application under the Companies Act 1985 for rectification of such register.

1.3.  RETURNS

      All such resolutions returns and other documents required by the Companies Act 1985 to be delivered to the Registrar of Companies in respect of the Company have been duly delivered and are true and accurate in all material respects.

1.4.  POWERS OF ATTORNEY

      The Company has not executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind the Company in any way.

1.5.  SUBSIDIARIES

      The Company has no subsidiaries. nor does the Company own any shares or stock in the capital of nor has any beneficial interest in any other company or business organisation nor does any Company control or take part in the management of any other company or business organisation.

2.    ACCOUNTS

2.1.  PRINCIPAL ACCOUNTS

      The Principal Accounts comply with all applicable accounting standards and have been prepared in accordance with all relevant statutes and with generally accepted accounting principles and practices and the profit and loss account reasonably reflects the profits of the Partnership for the period and the balance sheet fairly discloses the value of the assets of the Partnership as at its date.

2.2.  ACCOUNTING POLICY

      The Principal Accounts have been prepared on a basis fully consistent with the basis upon which all accounts of the Partnership have been prepared.

2.3.  STOCK IN TRADE

      The Company has no stock in trade

2.4.  OFF BALANCE SHEET FINANCING

      None of the Vendors nor the Company or any company associated in any way with them has engaged in any financing (including without prejudice to the generality of the foregoing the incurring of any borrowing or any indebtedness in the nature of borrowing including without limitation liabilities in the nature of acceptances or acceptance credits) of a type of which would not be required to be shown or reflected in the Principal Accounts.

2.5.  ACCOUNTING REFERENCE DATE

      The Company has notified the Registrar of Companies 31 March as being its accounting reference date pursuant to the Companies Act 1985.

2.6.  BOOKS OF ACCOUNT

      The Partnership has properly kept and maintained all necessary books of account (reflecting in accordance with the accounting principles set out in the Disclosure Letter and practices all transactions effected by the Partnership or which they or it is or has been a party) minute books records register of members and other statutory books. All such documents contain full and accurate records of all material matters required to be recorded therein and all deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to the Partnership or which ought to be in the possession of the Partnership.

2.7.  MANAGEMENT ACCOUNTS

      Any management accounts prepared by the Vendors for the Partnership since the Last Accounts Date were compiled with due care, on the same basis as the management accounts of the Partnership had been prepared during the previous accounting period prior to the Last Accounts Date and give a fair representation of the results of the Partnership from the period from the Last Accounts Date to the date which they were drawn up and the state of affairs of the Partnership as at the date to which they were drawn up.

2.8. No amount included in the Principal Accounts as owing to the Partnership at the Last Accounts Date has been released for an amount less than the value at which it was included in the Principal Accounts or is now regarded by the Vendors as irrecoverable in whole or in part. The Partnership has not factored or discounted any of its debts or other receivables or agreed to do so.

3.    BUSINESS

3.1.  BUSINESS SINCE THE LAST ACCOUNTS DATE

      Since the Last Accounts Date the business of the Partnership has been conducted in the ordinary course of business.

3.2.  ACQUISITION AND DISPOSAL OF ASSETS

      The Partnership has not since the Last Accounts Date acquired or agreed to acquire any asset for a consideration which (so far as the Vendors are aware) is higher than the market value at the time of acquisition and nor has disposed of or agreed to dispose of any asset for a consideration which is lower than the market value or the value thereof as shown in its books at the time of disposal.

3.3.  CHARGES AND TITLE TO ASSETS

      The Partnership has not created or agreed to create or suffered to arise any Encumbrance over any part of its undertaking or assets and the Company has and will at Completion have a good title to all the assets included in the Principal Accounts and to all other assets (tangible or intangible) used for the purpose of its business at the date hereof and to all assets acquired since the Last Accounts Date and prior to Completion.

3.4.  LEASING ETC AGREEMENTS

      Full and accurate details of any hiring or leasing agreements, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which the Partnership or the Company is a party are contained in the Disclosure Letter and copies annexed thereto.

3.5.  ONEROUS OBLIGATIONS

      Neither the Partnership nor the Company is a party to any contract, transaction, arrangement or liability which is material and outside the ordinary course of business of the Partnership or the Company and which:-

      3.5.1 is of an unusual or abnormal nature;

      3.5.2 is for a fixed term of more than three months;

      3.5.3 is of a long term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into or undertaken);

      3.5.4 is incapable of termination in accordance with its terms, by the Partnership or the Company, on 60 days notice or less;

      3.5.5 involves payment by the Company by reference of fluctuations in the index of retail prices, or any other index or in the rate of exchange for any currency;

      3.5.6 involves an aggregate outstanding expenditure by the Company of more than (pound)25,000;

      3.5.7 restricts its freedom to engage in any activity or business or confines its activity or business to a particular place.

3.6   SUPPLY CONTRACTS

      All agreements or arrangements for the supply of services to or by the Partnership or the Company which involve or are likely to involve the supply of services the aggregate sale value of which will represent in excess of ten per cent of the turnover for the preceding financial year of the Partnership or the Company have been disclosed to the Purchaser in writing. Neither the Partnership nor Company has been notified of, nor are the Vendors aware of, any breach of the Partnership's or the Company's obligations under any contract, transaction or arrangement to which it is a party or by which it is bound.

3.7   EVENTS OF DEFAULT

      3.7.1 No event has occurred or is subsisting which constitutes or results in or would with the giving of notice and/or lapse of time constitute or result in default or the acceleration of any obligation under any agreement or arrangement to which the Partnership or the Company is a party or by which it or any of its properties, revenues or assets are bound.

      3.7.2 Neither the Partnership nor the Company is a party to any agreement or arrangement which is capable of termination (without liability for compensation) by any other person on a change in the management control of the Partnership and/or the Company or by reason of the sale of the Shares under this agreement.

3.8   GUARANTEES ETC.

      Neither the Partnership nor the Company has given any guarantee, indemnity, warranty or bond incurred any other similar obligation or created any security for or in respect of liabilities, actual or contingent, of any other person.

3.9   OPTIONS OVER SHARES ETC.

      No share or loan capital has been created or issued or agreed to be created or issued by the Company and there are no options or other agreements outstanding which call or give any person the right to call (whether or not subject to conditions) for the issue of any share or loan capital of the Company, and neither of the Vendors are under any obligation of any kind whatsoever whether actual or contingent to sell, charge or otherwise dispose of any of such shares or any interest therein to any other person.

3.10  LITIGATION

      Save for routine debt collection, neither the Partnership nor the Company is engaged in any litigation or arbitration, prosecution or other legal proceedings (whether as plaintiff, defendant or third party) and there are no such proceedings pending or threatened or any proceedings in respect of which the Partnership or the Company is or might be liable to indemnify any other person concerned therein. There are no claims, facts or events which are likely to give rise to any such proceedings and neither the Partnership nor the Company is engaged in and has not in the last six years been engaged in, and no facts or events exist or have occurred which are likely to cause the Vendors or Company to be involved, in proceedings or enquiries before any government or municipal board of enquiry or commission or any other administrative body (whether judicial quasi-judicial or otherwise) in which any favourable judgement or decision would or might adversely affect the business of any Company or the value of any of its assets.

3.11  BUSINESS NAME

      The Partnership has only carried on business under the following names Bowden Publishing and the Company has only carried on business under its corporate name.

3.12  PROPERTIES IN OTHER COMPANIES

      Neither the Partnership nor the Company is liable to offer for sale transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares held by it in other bodies corporate under the partnership agreement or it articles of association (as the case may be) or agreement or arrangement or to take or suffer any action upon the happening of any such event.

3.13  INSURANCE

      3.13.1 The Partnership and the Company have produced to the Purchaser all insurance policies in effect in relation to their businesses and assets and all such policies are in full force and effect and not voidable;

      3.13.2 The Partnership and the Company are now, and have at all material times been covered against accident, damage, injury, third party loss (including product liability), loss of profits and has at all times effected such insurance's as are required by law;

      3.13.3 So far as the Vendors are aware there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy nor is any Vendor aware of any circumstances likely to give rise to a claim.

3.14  LICENCES

      The Partnership and the Company have all licences, permissions, and so far as the Vendors are aware, permits, consents and authorisations required for the carrying on of its business and neither the Partnership nor the Company is in breach of the terms or conditions of such licences, permissions, permits, consents and authorisations. So far as the Vendors aware there are no pending or threatened proceedings which might in any way affect such licences, permissions, permits, consents and authorisations and there is no other reason why any of them should be suspended, threatened or revoked or be invalid.

3.15  GRANTS

      Neither the Partnership nor the Company has applied for nor received any financial assistance from any supranational, national or local agency, body or authority.

4. DIRECTORS AND EMPLOYEES

4.1 The names of the Directors and Secretary shown in Schedule 2 are true and complete and no person not named therein is a director of the Company.

4.2 Those particulars of all officers and employees annexed to the Disclosure Letter show all remuneration and other benefits:- 4.2.1 actually provided; and 4.2.2 which the Company is bound to provide (whether now or in the future) to each officer and employee of the Company and are true and complete and include particulars of and details of participation in all profit sharing, incentive, bonus, commission, share option, medical insurance, permanent health insurance, directors and officers insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings operated for all or any employees or former employees of the Partnership and the Company or their dependants whether legally binding on the Company or not.

4.3 The particulars of all employees annexed to the Disclosure Letter show the names, job title, date of commencement of employment, date of birth and period of continuous employment (calculated in accordance with chapter 1 of part XIV of the Employment Rights Act 1996 ("ERA")) of every employee of the Partnership and the Company.

4.4 The Disclosure Letter or the annexures thereto contains copies of all the standard terms and conditions, staff handbooks and policies which apply to employees of the Partnership and the Company and identifies which terms and conditions apply to which employees.

4.5 There are no service agreements or contracts of employment between the Partnership and/or the Company and any of its directors or employees containing any provision in addition to the matters required to be contained under section 1 of the ERA. All employees of the Company have received a written statement of particulars of their employment as required by section 1 of the ERA.

4.6 There are no training schemes, arrangements or proposals, whether past or present, in respect of which a levy may henceforth become payable by the Partnership or the Company under the Industrial Training Act 1982 (as amended) and pending Completion no such schemes, arrangements or proposals will be established or undertaken.

4.7 Since the Last Accounts Date neither the Partnership nor the Company has made, announced or proposed any changes to the emoluments or benefits of or any bonus to any of its directors, offices or employees and neither the Partnership nor the Company is under an obligation to make any such changes with or without retrospective operation.

4.8 No past or present director, officer or employee currently has any claim against the Company;

      4.8.1 in respect or any accident or injury which is not fully covered by insurance; or

      4.8.2    in breach of contract of services or for services; or

      4.8.3 for loss of office or arising out of or connected with the termination of his office of employment (including any redundancy payment)

      and so far as the Vendors are aware there is no event which would or might give rise to any such claim.

4.9 The Partnership and the Company have has maintained adequate and suitable records regarding the service of directors, officers and employees and such records comply with the requirements of the Data Protection Act 1984.

4.10 There are no amounts owing or agreed to be loaned or advanced by the Vendors or by the Company to any directors, officers and employees of the Company (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

4.11 No current, director, officer or employee of the Partnership or the Company has given or received notice to terminate his or her employment.

4.12 Save in accordance with their respective contracts there are no directors, officers or employees of the Company who are absent on grounds of disability or other leave of secondment, maternity leave or absence.

5.    PROPERTIES

5.1.  TITLE

      5.1.1 The Properties comprise the only Properties owned, occupied or otherwise used in connection with their business by the Company.

      5.1.2 The Properties are occupied or used by right of ownership or under lease or licence, and the terms of any such lease or licence permit such occupation or use.

      5.1.3 The information contained in Schedule 3 as to the tenure of the Properties, is true and accurate in all material respects.

5.2   ENCUMBRANCES

      5.2.1 The Properties are free from any mortgage, debenture, charge, rent-charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of the Company or any other person.

      5.2.2 The Properties are not subject to any outgoings other than general rates, water rates and insurance premiums and in the case of leasehold properties rent and service charges.

      5.2.3 The Properties are not subject to any restrictive covenants, stipulations, easements, profits a prendre, wayleaves, licences, grants, restrictions, overriding interest or other such rights vested in third parties.

      5.2.4 Where any such matters as are referred to in clauses 5.2.1, 5.2.2 and 5.2.3 have been disclosed in the Disclosure Letter, the obligations and liabilities imposed and arising under them have been fully observed and performed and any payments in respect of them due and payable have been duly paid.

      5.2.5 The Properties are not subject to any option, right of pre-emption or right of first refusal.

5.3   PLANNING MATTERS

      5.3.1 The use of the Properties is the permitted use for the purposes of the Planning Acts.

      5.3.2 The Properties are not listed as being of special historic or architectural importance or located in a conservation area.

      5.3.3 All development charges, monetary claims and liabilities under the Planning Acts or any other such legislation have been discharged and no such liability, contingent or otherwise, is outstanding.

5.4   STATUTORY OBLIGATIONS

      5.4.1 Compliance has been made with all applicable statutory and by-law requirements with respect to the Properties and in particular (but without limitation) with the requirements as to fire precautions and under the Public Health Acts and the Offices, Shops and Railway Premises Act 1963.

      5.4.2 There are no outstanding and unobserved or unperformed obligations with respect to the Properties necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

      5.4.3 There are not in force or required to be in force any licences whether under the Licensing Acts 1964 or otherwise which apply to the Properties.

5.5   ADVERSE ORDERS

      5.5.1 There are no compulsory purchase notices, orders or resolutions affecting the Properties nor are there any circumstances likely to lead to any being made.

      5.5.2 There are no closing, demolition or clearance orders, enforcement notice or stop notices affecting the Properties nor so far as the Vendors are aware are there any circumstances likely to lead to any being made.

5.6   CONDITION OF THE PROPERTIES

      5.6.1 There are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement, right or means of access to any of the Properties.

      5.6.2 The principal means of access to all of the Properties is over roads which have been taken over by the local or other highway authority and which have been taken over by the local or other highway authority and which are maintainable at the public expense and no means of access to the Properties is shared with any other party nor subject to rights of determination by any other party.

      5.6.3 The Properties enjoy the main service of water, drainage, electricity and/or gas.

      5.6.4 The Properties are not located in an area or subject to circumstances particularly susceptible to flooding.

5.7   INSURANCE

      5.7.1 The Properties are insured in its respective full reinstatement values for not less than two years loss of rent and against third party and public liabilities to an adequate extent.

      5.7.2 All premiums payable in respect of insurance policies with respect to the Properties which have become due have been duly paid and no circumstances have arisen which would vitiate or permit the insurers to avoid such policies.

      5.7.3 The information in the Disclosure Letter with respect to the insurance policies is up to date and true and accurate in all respects.

5.8   LEASEHOLD PROPERTIES

      5.8.1 The Partnership and the Company have paid the rent and observed and performed the covenants on the part of the tenant and the conclusions contained in any leases (which expressions includes underleases) under which the Properties are held, and the last demand (or receipts for rent if issued) were unqualified, and all such leases are valid and in full force.

      5.8.2 All licences, consents and approvals required from the landlords and any superior landlords under any lease of the Properties have been obtained and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed.

      5.8.3 There is no rent review under the leases any of the Properties currently in progress.

      5.8.4 There is not outstanding and unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by the landlord under the leases of the Properties.

      5.8.5 There is no obligation to reinstate the Properties by removing or dismantling any alteration made to it by the Partnership or the Company or any predecessor in title to the Company.

THE COMPANY AND ITS BANKERS

6.1   BORROWINGS

      The Company has not borrowed any money

6.2   CONTINUANCE OF FACILITIES

      Full and accurate details of all overdrafts, loans, leases or other financial facilities outstanding or available to the Vendors in connection with the Partnership have been supplied to the Purchaser and (save for entry into this agreement) neither the Vendors nor the Company has done anything whereby the continuance of any such facilities in full force and effect might be affected or prejudiced.

6.3   BANK ACCOUNTS

      A statement of all the bank accounts of the Company and of the credit or debit balances on such accounts as at a date not more than seven days before the date hereof has been supplied to the Purchaser. The Company has no other bank or deposit accounts (whether in credit or overdrawn) not included in such statement. Since such statement there have been no payments out of any such accounts except for routine payments and the balances on current account are not now substantially different from the balances shown on such statements.

TAXATION

7.1   RETURNS

      The Partnership have made all returns and supplied all information and given all notices to the Inland Revenue or other authority as reasonably requested or required by law within any requisite period and all such returns and information and notices are correct and accurate in all material respects and are not the subject of any dispute and so far as the Vendors are aware there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

7.8   PAY AS YOU EARN

      Both of the Partnership and the Company have properly operated the PAYE system and National Insurance Contribution system deducting tax as required by law from all payments to or treated as made to or benefits provided for its employees, ex-employees or independent contractors (including any such payments within section 134 of the ICTA) and duly accounted to the Inland Revenue in connection with any such payments made or benefits provided, and so far as the Vendors are aware no PAYE audit or National Insurance or VAT audit in respect of the Partnership or the Company has been made by the Inland Revenue, Contributions Agency or H M Customs & Excise nor has the Partnership or the Company been notified that any such audit will be made and both of the Partnership and the Company have complied with all other obligations in respect of National Insurance.

VALUE ADDED TAX

7.52  VALUE ADDED TAX

      7.52.1 Each of the Partnership and the Company is a registered taxable person for the purpose of the VAT legislation. So far as the Vendors are aware no circumstances exist whereby the Partnership nor the Company would or become liable for value added tax as an agent or otherwise by virtue of section 47 of VATA.

      7.52.2 Each of the Partnership and the Company has complied in all respects with the requirements and provisions of VATA and all regulations and orders made thereunder (the "VAT legislation") and has made and maintained accurate and up-to-date records invoices accounts and other documents required by or necessary for the purposes of VAT legislation and the Partnership and the Company have at all times punctually paid and made all payments and returns required thereunder.

      7.52.3 without prejudice to the generality of clause 7.53.2) neither the Partnership nor the Company has:

               (i)   taken part in conduct involving dishonesty as described in section 60 of VATA;

               (ii) committed any serious misdeclaration or neglect as described in section 63 of VATA;

               (iii) issued unauthorised invoices or failed to do anything contemplated by section 67 of VATA;

               (iv) failed to comply with any regulatory requirements described in section 69 of VATA;

               (v) been notified of any assessment within sections 59 and 74 of VATA or a surcharge notice under section 59 of VATA;

               (vi) made any agreement with the Commissioners of Customs and Excise which agreement has not been put in writing as contemplated by section 85 of VATA.

      7.52.4 Neither the Partnership nor the Company has made any exempt supplies in consequence of which it is or will be unable to obtain credit for all input tax paid by it during any VAT quarter ending after the Last Accounts Date.

ENVIRONMENTAL MATTERS

8.1   CONSENTS

      Neither the Partnership nor the Company requires any Environmental Consent, nor has received any notice of any requirement for any Environmental Consent.

8.2   LIABILITY

      Both of the Partnership and the Company are in compliance with all environmental laws which are currently applicable to their business (other than breaches which are unintentional, minor or insignificant in effect).

      There are no civil criminal arbitration or administrative actions claims proceedings or suits pending or threatened against the Partnership or the Company arising from or relating to Environmental Consents or Environmental Laws and there are no circumstances which may lead to such actions claims proceedings or suit.

INTELLECTUAL PROPERTY

9.1 The use by each of the Partnership and the Company of its Intellectual Property does not infringe the rights of any third party, nor so far as the Vendors are aware does the use by any third party infringe upon the rights of the Partnership and Company.

9.2 There are no claims or proceedings in existence or threatened in respect of the use by the Partnership and the Company of its Intellectual Property and there are no circumstances likely to give rise to any such claims or proceedings.

10.   INFORMATION TECHNOLOGY AND MILLENNIUM COMPLIANCE

10.1 None of the business systems forming part of the Partnership's or the Company's Intellectual Property has been copied wholly or substantially from any other material.

10.2 All the business systems, excluding software, used in the business of the Company are owned and operated by and are under the control of the Company and are not wholly or partly dependent on any facilities which are not under the ownership operation or control of the Company. No action will be necessary to enable such systems to continue to be used in the business of the Company to the same extent and in the same manner as they have been used prior to the date hereof.

10.3 The Company is validly licensed to use the software used in its business and no action will be necessary to enable it to continue to use such software to the same extent and in the same manner as they have been used prior to Completion.

10.4 The Disclosure Letter sets out or has annexed to it copies of all disaster recovery agreements used in the course of the business of the Company.

10.5 The performance of the business systems used in the business of the Company will not be adversely affected by either any changes in and to data information used therein or any changes to inputs and other manipulations of data in relation to dates from 1 January 2000 and thereafter.

10.6 The Disclosure Letter has annexed to it copies of all computer hardware and software maintenance agreements, all such agreements being in full force and effect.

PENSIONS

11.1 No Company is under a legal obligation or moral liability or obligation and is not a party to any ex-gratia arrangement or promise to pay pensions, gratuities, super-annuation allowances or the like, or otherwise to provide "relevant benefits" within the meaning of s.612 of the Income and Corporation Taxes Act 1988 to or for any of its past or present officers or employees or their dependants; and there are no retirement benefit or pension or death or similar schemes or arrangements in relation to or binding on any Company or to which any Company contributes.

                                   SCHEDULE 5

      VENDOR PROTECTION

1.    INTERPRETATION

1.1 The provisions of this Schedule 5 shall operate to limit or qualify the liability of the Vendors under or in connection with any term of this Agreement the Deed of Indemnity and the Warranties ("such liabilities") and references to "such liabilities" shall be construed accordingly.

1.2 In the Warranties, reference to "material" shall mean material in the context of the business of the Partnership or the Company as the case may be as a whole.

2.    CAP

2.1 Notwithstanding any other provision hereof the maximum aggregate liability of the Vendors in respect of all breaches of this Agreement and the Warranties and the Deed of Indemnity shall not exceed the aggregate of (pound)2,500,000

3.    TIME LIMITS

3.1 Subject to the provisions of paragraph 3.2 of this Schedule, no claim shall be brought against the Vendors in respect of such liabilities unless notice in writing of any such claim (specifying in reasonable detail the nature of the breach and so far as is practicable the amount claimed in respect thereof) has been given to the Vendors within twelve months of Completion and any such claim which may have been made shall (if it has not been previously satisfied settled or withdrawn) be deemed to have been withdrawn on the expiration of six months from the date of the said notice unless proceedings in respect thereof shall have been both issued and served on the Vendors before such expiration.

3.2 No claim or claims shall be brought against the Vendors in respect of which the subject matter relates to Taxation unless notice in writing of any such claim (specifying in reasonable detail the nature of the claim and so far as practicable the amount claimed in respect thereof) has been given to the Vendors within six years of Completion and any such claim which may have been made shall (if it has not been previously satisfied settled or withdrawn) be deemed to have been withdrawn on the expiration of six months from the date of the said notice unless proceedings in respect thereof shall have been both issued and served on the Vendors before such expiration.

4.    SMALL CLAIMS AND THRESHOLD

The Vendors shall not be liable in respect of any Warranty Claim unless:

4.1.1 the liability of the Vendors in respect of the Warranty Claim exceeds (pound)5,000; and

4.1.2 the aggregate liability of the Vendors in respect of all Warranty Claims exceeds (pound)100,000, in which case the Vendors shall be liable for the whole amount and not merely the excess over (pound)100,000

5.    NO DOUBLE CLAIMS

5.1 Neither the Purchaser nor the Company shall be entitled to recover damages in respect of any claim for breach of this Agreement or otherwise obtain reimbursement or restitution more than once in respect of any one breach of any of the Warranties contained in the Agreement and so that for this purpose any recovery by the Purchaser shall be deemed to be a recovery by any of them and further any recovery in respect of a claim for breach of any of the Warranties shall satisfy any liability in respect of the circumstances giving rise to such claim and vice versa.

6.    GENERAL LIMITATIONS

6.1 The Vendors shall not have any liability in respect of such liabilities and accordingly no claim may be brought in respect thereof if and to the extent that any one or more of the following provisions may apply:-

      6.1.1 such liabilities are wholly or partly attributable to any voluntary act omission transaction or arrangement of the Purchaser after the date hereof;

      6.1.2 either the Company or the Purchaser is entitled to claim to be indemnified (and then only to the extent of the indemnity) against any loss or damage suffered by any of them under the terms of any insurance policy for the time being in force;

      6.1.3 such liabilities arise in connection with any fact, matter or circumstance fairly disclosed in the Disclosure Letter or in the schedules to this Agreement;

      6.1.4 such liabilities arise in connection with any matter provided for under the terms of this agreement or arising from the implementation of the same;

      6.1.5 either such liabilities arise in connection with any exceptions or matters included mentioned provided for or referred to in the Principal Accounts or the audited accounts for the two previous accounting periods of each of the Partnership or the Company or in the notes thereto or the subject matter of the claim giving rise to such liabilities was taken into account in computing the amount of any such provision or reserve or is noted therein;

      6.1.6 such liabilities arise wholly or partly out of as a result of or in connection with:-

            6.1.6.1 any change in the nature of the business of the Company (or in the manner of conducting the same) after the date hereof which is authorised by the Purchaser pursuant to this Agreement; or

            6.1.6.2 any asset acquired or disposed of by the Company after the date hereof which is authorised by the Purchaser pursuant to this Agreement; or

            6.1.6.3 any statutory provision not in force at the date hereof or any change in any statutory provision hereafter or any decision of the Courts altering the generally accepted interpretation of any statutory provision or the withdrawal of any extra statutory concession previously made by or any change in practice of the Inland Revenue or other taxation authority or any increase in the rates of Taxation in force at the date hereof;

            6.1.6.4 the passing of a resolution  for the winding up of the
                    Company after the date hereof; or

            6.1.6.5 any change in the format, matter, bases, priorities and principles used in the preparation of the accounts of the Company from those used and adopted in the Principal Accounts;

      6.1.7 the loss or liability resulting from such liabilities is less than the aggregate of any over-provision made in the Principal Accounts in respect of any liability and any undervalue of any asset recorded in the Principal Accounts.

7.    PURCHASER'S COVENANT

7.1 The Purchaser hereby covenants with the Vendors that the Purchaser is not aware of any material fact, matter or thing as may be inconsistent with any Warranty or that may give rise to any liability on the part of the Vendors hereunder.

8.    SUBSEQUENT RECOVERY FROM THIRD PARTY

8.1 The Purchaser shall reimburse to the Vendors forthwith an amount equal to any sum paid by the Vendors in respect of any claim for such liabilities which is subsequently recovered by or paid to the Company by any other person (including but not limited to insurance payments) (less any reasonable costs and expenses incurred by the Company in making such recovery).

9.    ASSIGNMENT OF CLAIM

9.1 Where having discharged any claim for breach of the Warranties the Vendors request the assignment to them of any right of the Purchaser or of the Company to make recovery in whole or in part from any third party, the Purchaser will assign at Vendors' expense or procure the assignment to the Vendors of such right and, if the same is not legally capable of effective assignment, will, subject to being indemnified to the reasonable satisfaction of the Purchaser pursue such claim on behalf of the Vendors and deliver over upon receipt to the Vendors all amounts recovered.

10.   RELIEFS

10.1 Any such liabilities shall not extend to any part of the loss or damage suffered by the Purchaser or the Company to the extent that such part shall be used or shall be capable of being used by the Purchaser or the Company or any present or future subsidiaries of either of them to offset in whole or in part any past present or future liability to Taxation.

11.   THIRD PARTY CLAIM

11.1 Where the Company or the Purchaser is entitled (whether by reason of insurance or payment discount or otherwise) to recover from some other person any sum in respect of Taxation or any other damage or liability the subject of a claim against the Vendors under this Agreement or for which a claim could be made hereunder (and whether before or after the Vendor has made payment hereunder) the Purchaser shall if so required by the Vendors and at the Vendors own cost and expense take or (as the case may require) procure that the Company takes all steps (whether by way of a claim against its insurers or otherwise) as the Vendors may reasonably require to enforce such recovery and shall keep the Vendors informed to its reasonable satisfaction of the progress of any action taken. Thereafter any claim against the Vendors shall be limited (in addition to the limitations on the liability of the Vendors referred to in this Schedule 5) to the amount by which the loss or damage suffered by the Purchaser as a result of such breach shall exceed the amount (if any) so recovered. The Purchaser shall not be entitled to make any claim in respect of such liabilities if it or the Company fails to act in accordance with the reasonable instructions of the Vendors in conducting any claim against a third party.

12.   RIGHT TO FIGHT

12.1 The Vendors shall be entitled to require the Purchaser or the Company to take all such reasonable steps or proceedings as the Vendors may consider appropriate in order to mitigate any claim in respect of such liabilities or in respect of the undertakings in this Agreement and the Purchaser shall procure that the Company shall act in accordance with any such requirements (subject to the Purchaser and/or the Company being indemnified by the Vendors against all reasonable costs and expenses incurred in connection therewith). For the purpose of enabling the Vendors to remedy a breach or to mitigate or otherwise determine the amount of any claim or to decide what steps or proceedings should be taken in order to mitigate any claim the Purchaser shall:-

      12.1.1 give notice to the Vendors within fourteen days of any breach or circumstance giving or likely to give rise to a breach coming to its notice or to the notice of the Purchaser;

      12.1.2 make or procure to be made available to the Vendors or its or his duly authorised representatives all relevant personnel, books of accounts, records and correspondence of the Company for the purpose of enabling the Vendors to ascertain or extract any relevant information; and

      12.1.3 make no admission of the fact or amount of any liability on the part of the Company or the Purchaser without the prior written consent of the Vendors such consent not to be unreasonably withheld.

      The Purchaser shall not be entitled to make any claim in respect of a breach of Warranty if it fails to give the said notice or to act in accordance with the reasonable instructions of the Vendors in conducting any dispute or negotiation in relation to the claim in accordance with this paragraph 12.

13.   RELIANCE ON STATEMENTS

13.1 No claim shall be made against the Vendors in respect of any warranty representation indemnity covenant undertaking or otherwise arising out of or in connection with the sale of the issued share capital of the Company except where the same is expressly contained in this Agreement and the Purchaser confirms that it has not relied upon or been induced to enter into this Agreement by any warranty representation indemnity covenant or undertaking given by any person which is not expressly contained in this Agreement.

14.   DUTY TO MITIGATE

14.1 Nothing in this Agreement shall be deemed to relieve the Purchaser from its common law duty to the Vendors to mitigate their loss and without prejudice to the generality of the foregoing the Purchaser shall take and shall do all things in its power to procure that the Company shall take all practicable and reasonable steps to avoid or mitigate any loss or liability which may give rise to a claim under the Warranties or this Agreement.

DISCHARGE OF CLAIMS

15.1 In the event that the Vendors are liable to the Purchaser for a claim under the terms of the Agreement, such liability may at the election of the Purchaser be satisfied by the payment by it to the Purchaser of the proceeds of the sale of the Unregistered Townpages Shares or by returning to the Purchaser certificates representing such TownPages Shares then retained by Vendors having a market value in the amount of such liability together with an executed stock transfer form in favour of such person or persons (if any) as the Purchaser may direct.

15.2 Until such time as the Vendor shall be able to sell the Unregistered TownPages Shares to satisfy any such liability under this Agreement no proceedings may be taken to effect recovery of any damages awarded under this agreement and the Purchaser hereby agrees that the Purchaser shall allow the Vendors such time as is reasonably necessary either to sell sufficient of the Unregistered TownPages Shares to or return of such Townpages Shares to the Purchaser in satisfaction of such liability.



SIGNED by             )
JOHN BOWDEN           )

SIGNED by             )
LUCY BOWDEN           )

  SIGNED by           )
                      )

 for and on behalf of )

TOWNPAGESNET.COM PLC  )